IMMUCOR, INC.
                               3130 Gateway Drive
                               Norcross, GA 30091

October 12, 1998

Securities and Exchange  Commission
Washington, D. C. 20549

Dear Sir or Madam:

We are transmitting our definitive proxy statement pursuant to SEC Rules 14a-6c and 14a-3c and form of proxy card relating to the Company's 1998 Annual Meeting of Shareholders to be held on November 12, 1998.

Sincerely yours,

Steven C. Ramsey
Vice President-Finance

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

-----
  X  Filed by the Registrant
-----
-----
     Filed by a Party other than the Registrant
-----



Check the appropriate box:

-----                              -----
  X  Preliminary Proxy Statement         Confidential, For Use of the Commission
-----                              ----- Only (as permitted by Rule 14a-6(e)(2))
-----
     Definitive Proxy Statement
-----
-----
     Definitive Additional Materials
-----
-----
     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
-----

                   IMMUCOR, INC. (Commission File No. 0-14820)
                (Name of Registrant as Specified in Its Charter)

                                Steven C. Ramsey,
                                    Secretary
                                  (770)441-2051
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

-----
  X  No fee required.
-----
-----
      Fee computed on table below per Exchange Act Rules 14a-6 (i) (1) and 0-11.
-----

      (1)  Title of each class of securities to which transaction applies;

      (2)  Aggregate number of securities to which transaction applies;

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filling fee is calculated and state how it was determined);

      (4)  Proposed maximum aggregate value of transaction;

      (5)  Total fee paid.

-----
     Fee paid previously with preliminary materials.
-----
-----
     Check box if any part of the fee is offset as provided by Exchange Act Rule ----- 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.

      (1)  Amount previously paid;

      (2)  Form, Schedule or Registration Statement No.;

      (3)  Filing Party;

      (4)  Date Filed.

                                  IMMUCOR, INC.
                               3130 Gateway Drive
                                  P.O. Box 5625
                          Norcross, Georgia 30091-5625

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                               NOVEMBER 12, 1998.


         Notice hereby is given that the 1998 Annual Meeting of Shareholders (the "Meeting") of Immucor, Inc. will be held on Thursday, November 12, 1998, at 4:00 p.m., local time, at the Holiday Inn Select-Peachtree Corners, 6050 Peachtree Industrial Blvd., Norcross, Georgia 30071 for the following purposes:

         1. To elect eight members to the Board of Directors;

         2. To approve the Immucor, Inc. 1998 Stock Option Plan; and

         3. To transact such other business as properly may come before the Meeting or any adjournment thereof.

         Information relating to the above matters is set forth in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on October 2, 1998, will be entitled to receive notice of and to vote at the Meeting or at any adjournment thereof.

         A Proxy Statement and a Proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the Proxy promptly in the enclosed envelope. If you attend the Meeting, you may, if you wish, revoke your Proxy and vote in person.

                                    By Order of the Board of Directors,



                                    STEVEN C. RAMSEY
                                    Secretary

Date:  October 12, 1998


PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND THE MEETING AND VOTE IN PERSON.

                                  IMMUCOR, INC.
                               3130 Gateway Drive
                                  P.O. Box 5625
                             Norcross, GA 30091-5625

                                 PROXY STATEMENT

                FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                               NOVEMBER 12, 1998.


         This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Immucor, Inc. ("Immucor" or the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held on Thursday, November 12, 1998, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of the Meeting. The Annual Meeting will be held at 4:00 p.m., local time, at the Holiday Inn Select-Peachtree Corners, 6050 Peachtree Industrial Blvd., Norcross, Georgia 30071. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to shareholders on or about October 12, 1998. A copy of the Company's 1998 Annual Report is being mailed to the Company's shareholders along with this Proxy Statement.

         The record date for shareholders entitled to vote at the Meeting was Friday, October 2, 1998. On that date, the Company had outstanding and eligible to be voted 7,731,818 shares of Common Stock, $.10 par value ("Common Stock"), with each share entitled to one vote. There are no cumulative voting rights. The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding on the record date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker nonvotes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

         Any Proxy given pursuant to this solicitation may be revoked prior to the Meeting by delivering an instrument revoking it, by delivering a duly executed Proxy bearing a later date to the Secretary of the Company or by voting in person at the Annual Meeting. If a Proxy is properly completed and returned by the shareholder in time to be voted at the Annual Meeting and is not revoked prior to the vote, it will be voted at the Meeting in the manner specified therein. If the Proxy is returned but no choice is specified therein, it will be voted "FOR" the election to the Board of Directors of all the nominees listed below under "ELECTION OF DIRECTORS," (or any substitute nominee designated by the Board), and "FOR" the approval of the Immucor, Inc. 1998 Stock Option Plan.

                              ELECTION OF DIRECTORS

         The number of directors has been set by the Board of Directors at eight. The Board of Directors has nominated the following eight persons to serve as directors until the next annual meeting after they are elected or until their earlier death, resignation or removal from office. All of the nominees are currently directors of the Company. Messrs. Gallup, Eatz and Dr. De Chirico are also executive officers of the Company. All executive officers serve at the pleasure of the Board of Directors.

         Directors are elected by a plurality of the votes cast by the holders of the Company's Common Stock at a meeting at which a quorum is present. A "plurality" means that the nominees who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Because directors are elected by a plurality of the votes cast, shares which are withheld from voting will not be counted and will have no legal effect.

         In the event that any person nominated for director by the Board of Directors withdraws or for any reason is not able to serve as a director, the Proxy will be voted for such other person, if any, as may be designated by the Board of Directors as a substitute nominee, but in no event will the Proxy be voted for more than eight nominees. The Board of Directors has no reason to believe that any nominee will not serve if elected.

         The nominees have supplied the Company with the following concerning their current age and positions with the Company or other principal employment:


                                                                                              Director
Name                           Age    Position with Company                                    Since

Edward L. Gallup               59     Chairman of the Board of Directors, President and         1982
                                      Chief Executive Officer
Ralph A. Eatz                  54     Director and Senior Vice President - Operations           1982
Dr. Gioacchino De Chirico      45     Director, Director of European Operations and             1994
                                      President of Immucor Italia S.r.l
Daniel T. McKeithan            74     Director                                                  1983
Didier L. Lanson               48     Director                                                  1989
G. Bruce Papesh                51     Director                                                  1995
Dennis M. Smith, Jr., MD       46     Director                                                  1998
Joseph E. Rosen                54     Director                                                  1998


         Edward L. Gallup has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its founding. Mr. Gallup has worked in the blood banking business for over 34 years.

         Ralph A. Eatz, who has been working in the blood banking reagent field for over 30 years, has been a director and Vice President - Operations of the Company since its founding and Senior Vice President - Operations since December 1988.

         Dr. Gioacchino De Chirico has been Director of European Operations since May 1998 and President of Immucor Italia S.r.l. since February 1994. From 1989 until 1994, he was employed in the United States by Ortho Diagnostic Systems, Inc., a Johnson and Johnson Company, as General Manager, Immunocytometry, with worldwide responsibility. From 1979 until 1989, he was with Ortho Diagnostic Systems, Inc., in Italy, where he began as a sales representative and held several management positions, including Product Manager and European Marketing Manager for Immunology and Infectious Disease products. Immucor Italia S.r.l. was acquired by the Company on September 30, 1991.

         Daniel T. McKeithan has been a director of the Company since February 28, 1983. Since 1986, he has served as a consultant to health care companies. From April 1979 until March 1986 he was employed by Blood Systems, Inc., a supplier of blood and blood products, as a general manager and as Executive Vice President of Operations. Mr. McKeithan also has 30 years experience in pharmaceutical and diagnostic products with Johnson and Johnson, Inc., including Vice President - Manufacturing of the Ortho Diagnostic Systems division.

         Didier L. Lanson has been a director of the Company since October 24, 1989. Since September 1992, he has served as Vice President, Europe, of SyStemix International, a publicly traded biotechnology company recently acquired by Novartis Biotech Holding Company. He is currently Vice President Global Operations and International Affairs of SyStemix Inc. and General Manager of SyStemix International, a subsidiary of SyStemix Inc., located in France. SyStemix Inc. is primarily engaged in the development of cellular and gene therapy products. He was a director and the President and CEO of Diagnostics Transfusion ("DT"), a French corporation which develops, manufactures and distributes reagent products, and President and CEO of ESPACE VIE, a French corporation which develops and markets pharmaceutical blood based products and biotech products, from 1987 until December 1991.

         G. Bruce Papesh is the co-founder of Dart, Papesh & Co., a Lansing, Michigan based company that provides investment consulting and other financial services. He has served as President of Dart, Papesh & Co. Inc., since 1987. Mr. Papesh has over 28 years of experience in investment services while serving in stock broker, consulting and executive management positions. Mr. Papesh also serves as a director and as Secretary of Neogen Corporation, an agricultural biotechnology company.

         Dennis M. Smith, Jr., MD is the Chairman of the Section of Pathology and the Director of Laboratories at Columbia Memorial Hospital in Jacksonville, Florida. In addition to these duties, Dr. Smith is a member of the Board of Directors of Medical Equity Partners, Jacksonville, Florida, Vice President of Laboratory Physicians, St. Petersburg, Florida and Managing Director, Florida Region of AmeriPath, Inc. Dr. Smith is a past president of the American Association of Blood Banks and is currently Chairman of the Board of Trustees of the National Blood Foundation. He has over 19 years of experience in the medical field.

         Joseph E. Rosen has been with Sera-Tec Biologicals since its inception in 1969 and has served as President for the past 15 years. Mr. Rosen is currently serving as Chairman of the Board of the American Blood Resources Association, the plasma industry trade group, and has been a member of the Board of Directors of several public and private health care companies. He has over 25 years of experience in the blood banking industry.

         There are no family relationships among any of the directors or executive officers of the Company.

         For information concerning the number of shares of the Company's Common Stock held by each nominee, see "PRINCIPAL HOLDERS OF VOTING SECURITIES" below.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ELECTION OF EACH OF THE NOMINEES WHOSE NAMES APPEAR ABOVE AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

         The following table sets forth as of October 2, 1998, the number of shares of Common Stock of Immucor beneficially owned by each director and other reporting insiders of the Company, and by each person known to the Company to own more than 5% of the outstanding shares of Common Stock, and by all of the executive officers and directors of the Company as a group.

Name of Beneficial Owner
(and address for those                      Shares                     Percent
owning more than five percent)             Owned(1)                  of Class(1)

Edward L. Gallup                          244,357 (2)                    3.2%

Ralph A. Eatz                             322,526 (2)                    4.2%

Dr. Gioacchino De Chirico                  60,000 (3)                    *

Steven C. Ramsey                            5,000                        *

Patrick D. Waddy                           15,000                        *

Didier L. Lanson                           11,250 (4)                    *

Daniel T. McKeithan                        56,278 (4)                    *

G. Bruce Papesh                               500 (5)                    *

Dennis M. Smith, Jr., MD                   40,312                        *

Joseph E. Rosen                                 -                        -

Wellington Management Co. LLP             522,000 (6)                    6.8%
75 State Street
Boston, MA  02109

All directors and executive officers
as a group (ten persons)                  755,223                        9.8%

         * less than 1%.

(1) Except as otherwise noted herein, percentages are determined on the basis of 7,731,818 shares of Common Stock issued and outstanding plus securities deemed outstanding pursuant to Rule 13-3(d)(1) of the Securities Exchange Act of 1934, as amended. As a result, the percentage of shares of Common Stock is calculated assuming that the beneficial owner has exercised any options held by such beneficial owner that are currently exercisable, or exercisable within 60 days of October 2, 1998, and that no other options have been exercised by anyone else. Unless otherwise indicated, the Company believes the beneficial owner has sole voting and investment power over such shares.

(2) Includes for Messrs. Gallup and Eatz an option to acquire 89,250 shares at an exercise price of $9.33 and an option to acquire 45,000 shares at an exercise price of $6.00.

(3) Includes a currently exercisable option to acquire 15,000 shares of Common Stock at an exercise price of $6.00 and an option to acquire 45,000 shares of Common Stock at an exercise price of $6.00.

(4)      Includes  a  currently  exercisable  option to  acquire  3,750   shares
         at $5.40 per share and a currently exercisable option to acquire 7,500 shares at $6.00 per share.

(5) Includes 400 shares over which Mr. Papesh shares investment power in his role as an investment advisor.

(6) Wellington Management Co. LLP ("WMC") reported in a Schedule 13G dated January 14, 1998, that WMC in its capacity as an investment adviser may be deemed to beneficially own 522,000 shares or 6.8% of the Company, which are held of record by clients of WMC. WMC indicated that it had the shared power to vote or direct the vote of 335,000 shares and shared power to dispose or to direct the disposition of 522,000 shares and that it had no sole power to vote or dispose of the shares.


                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors conducts its business through meetings of the Board and through committees established in accordance with the Company's Bylaws. The Board of Directors has established an Audit Committee which has the responsibility of reviewing the Company's financial statements with management and the independent auditors prior to the publication of such statements and determining that all audits and examinations required by law are performed. Messrs. McKeithan, Lanson and Papesh are members of the Company's Audit Committee. The Board of Directors has also established a Stock Option Committee which has the authority to grant stock options to employees from time to time and to administer the Company's various stock plans. Messrs. Gallup, Eatz, Rosen and Dr. Smith are members of the Company's Stock Option Committee. The Stock
Option Committee may not grant options to any of the Company's Executive Officers without the approval of the Compensation Committee. The Compensation Committee established by the Board is responsible for setting the annual compensation of the Company's three executive officers and Mr. Ramsey. Messrs. McKeithan, Lanson and Papesh are members of the Compensation Committee. The Board does not have a standing nominating committee.

         The Board of Directors met thirteen times, the Audit Committee and the Compensation Committee met once, and the Stock Option Committee met six times during the fiscal year ended May 31, 1998. Each Director attended at least 75% of the total of all meetings of the Board of Directors and any committee on which he served.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee has responsibility for determining the types and amounts of executive compensation, including setting the number of stock options that can be granted to executive officers as a group. Messrs. McKeithan, Papesh and Lanson are members of the Compensation Committee. The Stock Option Committee determines the number of shares to be granted to individual executive officers. Messrs. Gallup, Eatz, Rosen and Dr. Smith are members of the Stock Option Committee. Ralph A. Eatz has been a director and Vice President - Operations of the Company since its founding, and Senior Vice President - Operations since December 1988 and participates in decisions on executive compensation. Neither Mr. McKeithan, Mr. Papesh nor Mr. Lanson are, nor have they ever been, officers or employees of the Company. Edward L. Gallup and Ralph A. Eatz are the founders of the Company, have been directors and executive officers of the Company since its inception, and each of them participates in decisions on all stock options granted. Neither Mr. Rosen nor Dr. Smith are, nor have they ever been, officers or employees of the Company.

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation earned by the Company's Chief Executive Officer and certain of the Company's other officers for services rendered in all capacities to the Company for the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                  Long-Term
                                                                                 Compensation
                                               Annual Compensation                  Awards
                                    ------------------------------------------ -----------------

                                                                                  Securities
              Name and                                         Other Annual       Underlying        All Other
         Principal Position            Year      Salary      Compensation (1)    Options (2)     Compensation (3)
------------------------------------- -------- ------------  ----------------- ----------------- -----------------

Edward L. Gallup                       1998      $190,253           $35,619             -                $4,752
Chairman of the Board, President       1997       183,993            33,415             -                 4,812
and Chief Executive Officer            1996       176,587            31,633             -                 4,945

Ralph A. Eatz                          1998       185,091            29,628             -                 4,726
Director and Senior Vice               1997       178,593            28,108             -                 4,782
President - Operations                 1996       170,913            26,738             -                 4,975

Dr. Gioacchino De Chirico              1998       150,575            12,752             -                     -
Director of European Operations and    1997       177,188            13,021             -                     -
President, Immucor Italia, S.r.l.      1996       180,073            11,731             -                     -

Steven C. Ramsey (4)                   1998        14,385                 -        30,000                     -
Vice President - Chief Financial
Officer and Secretary

Richard J. Still (5)                   1998       137,928            15,764             -                 3,241
Former Director, Senior Vice           1997       178,593            24,639             -                 4,778
President - Finance, Treasurer and     1996       170,981            23,058             -                 5,038
Secretary

Josef Wilms (6)                        1998        29,156             2,408             -                75,461
Former President, Immucor GmbH         1997       193,548            16,093             -                     -
                                       1996       202,131            17,663             -                     -



(1) Includes the value of life insurance premiums and an allowance for automobile expenditures for each of the above named executive officers as follows: For 1998 - for Messrs. Gallup, Eatz, Still, Wilms and Dr. De Chirico, life insurance premiums of $26,019, $20,028, $9,364, $317 and $3,152, respectively, and an allowance for automobile expenditures for Messrs. Gallup, Eatz and Dr. De Chirico of $9,600 each, for Mr. Still $6,400 and for Mr. Wilms $2,091. For 1997 - for Messrs. Gallup, Eatz, Still, Wilms and Dr. De Chirico, life insurance premiums of $23,815, $18,508, $15,039, $1,898 and $3,421, respectively, and an allowance for automobile expenditures for Messrs. Gallup, Eatz, Still and Dr. De Chirico of $9,600 each and for Mr. Wilms $14,195. For 1996 - for Messrs. Gallup, Eatz, Still, Wilms and Dr. De Chirico, life insurance premiums of $22,033, $17,138, $13,458, $2,059 and $2,131, respectively, and an allowance for automobile expenditures for Messrs. Gallup, Eatz, Still and Dr. De Chirico of $9,600 each and for Mr.
         Wilms $15,604.
(2) Represents options granted under the 1995 Stock Option Plan to purchase shares of the Company's Common Stock at an exercise price of $8.38. 50% of the options are exercisable beginning April 20, 2000, and 25% per year thereafter.
(3) Represents amounts the Company contributed to the 401(k) retirement plan on behalf of the named executive officers and for Mr. Wilms' consulting fees for August 1 through December 31, 1997.
(4) Mr. Ramsey assumed the position of Vice President and Chief Financial Officer in April 1998.
(5) Mr. Still resigned as Director, Senior Vice President-Finance, Treasurer and Secretary in January 1998.
(6) Mr. Wilms resigned as President of Immucor GmbH in July 1997 and was retained as a consultant until December 31, 1997.


Stock Options

         Options Granted. During the fiscal year ended May 31, 1998, stock options were granted to Mr. Ramsey under the 1995 Stock Option Plan. No other options have been granted during the fiscal years ended May 31,1998, 1997 and 1996 to the executive officers listed in the Summary Compensation Table.

         The table below sets forth information regarding the options granted during the fiscal year ended May 31, 1998, to Mr. Ramsey.

                                         OPTION GRANTS IN LAST FISCAL YEAR

                                  Individual Grants
--------------------------------------------------------------------------------------
                          Number of       % of Total                                   Potential Realizable Value at
                          Securities       Options                                        Assumed Annual Rates of
                          Underlying      Granted to      Exercise or                     Stock Price Appreciation
                           Options        Employees        Base Price    Expiration           For Option Term
                                                                                       -------------------------------
Name                     Granted (#)    in Fiscal Year     ($/share)        Date            5%             10%
----                    -------------------------------- ----------------------------- -------------- ---------------
Steven C. Ramsey (1)        30,000           9.6%            $8.38         4/19/08       $158,100        $400,800

(1) 50% of the options are exercisable beginning April 20, 2000, and 25% per year thereafter.


Option Holdings

The table below presents information concerning option exercises during the past fiscal year and the value of unexercised options held as of the end of the fiscal year by each of the individuals listed in the Summary Compensation Table.

                                           FISCAL YEAR-END OPTION VALUES

                                                               Number of Securities
                                                              Underlying Unexercised           Value of Unexercised
                               Shares                               Options at               In-the-Money Options at
                             Acquired On        Value              May 31, 1998                  May 31, 1998 (1)
                              Exercise        Realized    Exercisable    Unexercisable      Exercisable   Unexercisable
                           ----------------  ------------ -------------------------------  -----------------------------
Edward L. Gallup                       -              -    134,250        15,000           $118,125        $39,375

Ralph A. Eatz                          -              -    134,250        15,000            118,125         39,375

Dr. Gioacchino De Chirico              -              -     60,000        15,000            157,500         39,375

Steven C. Ramsey                       -              -          -        30,000                  -          7,350

Richard J. Still                  31,800        $96,300    102,450             -             34,650              -

Josef Wilms (2)                   43,600        158,670    234,400             -            129,456              -



(1) Based on the difference between the exercise price and the closing price for the Common Stock on May 31, 1998, of $8.625 as reported by NASDAQ.

(2)      Includes warrants to purchase 143,750 shares of Common Stock at an exercise price of $7.75, issued in connection with the acquisition of Immucor GmbH.


Employment  Contracts,  Termination   of   Employment  and   Change  of  Control
Arrangements

         The Company has in effect employment agreements (the "Agreements") with two of its executive officers: Edward L. Gallup and Ralph A. Eatz (individually, "the Employee") entered into on January 1, 1986. Each of the Agreements renews for a period of five years from each anniversary date unless sooner terminated. If the Company terminates the employment of the Employee "without cause", the Employee would receive his base annual salary for the remainder of the five year period as renewed in a single lump sum payment upon such termination. "Without cause" is defined in the Agreements to include (i) the sale, exchange or other disposition, in one transaction, or in a series of related transactions, of at least 20% of the Company's outstanding shares of capital stock (but not including a purchase and sale of the Company's Common Stock by an underwriter in a public offering), (ii) the sale of substantially all of the Company's assets to a purchaser or a group of associated purchasers, whether in a single transaction or a series of related transactions, (iii) under certain circumstances, the merger or consolidation of the Company, or (iv) the occurrence of any change in control of the Company within the meaning of the federal securities law. "Without cause" also includes the relocation of the Employee without the Employee's consent.

         Immucor GmbH had in effect an employment agreement with Josef Wilms, prior to his resignation, effective for an indefinite period and subject to termination by either party at the end of each calendar half year upon six months prior notice. A termination by Immucor GmbH required a decision by the Company as its sole shareholder. Under the terms of the employment agreement, Mr. Wilms agreed to refrain from competition with Immucor GmbH for a period of two years following the termination of the agreement, and Immucor GmbH agreed to pay Mr. Wilms monthly installments of 1/16 of his annual compensation for such forbearance. Immucor GmbH had the right to release Mr. Wilms from his noncompetition obligations, in which case Mr. Wilms would not have been paid. A new agreement signed in fiscal 1998 supercedes the above and releases Immucor from any further obligations under the Employment Agreement and requires Mr. Wilms to refrain from competition with Immucor, Inc. until December 31, 1999. Currently, Mr. Wilms is no longer an employee or consultant to the Company. See
Item 13 - "Certain Relationships and Related Transactions."

         The Company has in effect employment agreements (the "Agreements") with Dr. Gioacchino De Chirico entered into on December 31, 1993. The Agreements renew for a period of five years from each anniversary date unless sooner terminated based upon sales performance of Immucor Italia. The Company may only terminate the employment agreements "for cause", as defined in the agreements. If the Company terminates the employment of the Employee "without cause", the Employee would receive his base annual salary for the remainder of the five year period as renewed upon such termination. Dr. De Chirico has agreed to refrain from competition with Immucor Italia, S.r.l. following the termination of the agreements for a period of two years if he is terminated without cause, and for a period of four years if he is terminated for cause or if he voluntarily terminates the agreements.

         The Company has in effect an employment agreement (the "Agreement") with Mr. Steven C. Ramsey entered into on April 7, 1998. The Agreement renews for a period of eighteen months from each anniversary date unless sooner terminated. If the Company terminates employment "without cause", the Employee would continue to receive his base compensation in installments payable every two weeks for a period of eighteen months. "Without cause" is defined in the Agreement to include (i) the sale, exchange or other disposition, in one transaction, or in a series of related transactions, of at least 20% of the Company's outstanding shares of capital stock, (ii) the sale of substantially all of the Company's assets to a purchaser or a group of associated purchasers, whether in a single transaction or a series of related transactions, (iii) under certain circumstances, the merger or consolidation of the Company, or (iv) the occurrence of any change in control of the Company within the meaning of the federal securities law. Mr. Ramsey has agreed to refrain from competition with Immucor for a period of three years after his employment has terminated and for any additional period that he is compensated by the Company.


Compensation Committee Report

Executive Officer Compensation

         Daniel T. McKeithan, Didier L. Lanson and G. Bruce Papesh are the members of the Compensation Committee of the Company's Board of Directors which was formed on November 10, 1992. The Compensation Committee annually determines the salary, incentive bonus and other compensation to be provided to the Company's executive officers. The Committee believes the Board must act on the shareholders' behalf when establishing executive compensation programs, and the Committee has developed a compensation policy which is designed to attract and retain qualified key executive officers critical to the Company's overall long-term success. As a result, the Committee develops a base salary, bonus incentive, and other long-term incentive compensation plans for its executive officers.

         Base Salary. The base salaries for the executive officers are governed by the terms of their employment agreements. See "Employment Contracts, Termination of Employment and Change of Control Arrangements" above. The employment agreements contain the general terms of each officer's employment and establish the minimum compensation that such officers are entitled to receive, but do not prohibit, limit or restrict these officers' ability to receive additional compensation from the Company, whether in the form of base salary, bonus, stock options or otherwise. In determining whether the base salaries of the executive officers should be increased, the Committee considers numerous factors including the qualifications of the executive officer and the amount of relevant individual experience the executive officer brings to the Company, the financial condition and results of operations of the Company, and the compensation necessary to attract and retain qualified management.

         The Compensation Committee awarded four percent (4%) increases in the base salaries of the executive officers in August 1996 and August 1997 and a ten percent (10%) increase in August 1998.

         Incentive Bonus. Each year the Compensation Committee recommends to the Board of Directors an incentive cash bonus pool to be paid to the Company's executive officers, as well as all other managers within the Company, based upon the Company's operating results. The amount of the bonus pool varies from year to year at the discretion of the Compensation Committee. During the fiscal years ended May 31, 1997 and 1998, no bonuses were paid.

         Long-Term Incentives. The Company's stock option program is the Company's primary long-term incentive plan for executive officers and other key employees. The Compensation Committee reviews the financial performance of the Company, such as increases in income from operations and earnings per share, in determining whether options should be granted, the number of options to be granted, and the number of options that can be granted to executive officers as a group. The Stock Option Committee then determines the number of shares to be granted to individual executive officers. In this way, the long-term compensation of executive officers and other key employees are aligned with the interests of the Company's shareholders. As a result, each key individual is provided a significant incentive to manage the Company's performance from the perspective of an owner of the business with an equity stake. The number of shares subject to each option grant is based upon the executive officer's tenure, level of responsibilities and position within the Company. Stock options are granted at market price and will only increase in value if the Company's stock price increases. In addition, all stock option grants require various periods of minimum employment beyond the date of the grant in order to exercise the option. During 1995, the Company implemented the 1995 Stock Option Plan, a broad based plan, and issued options to executive officers and other key employees. No options were issued to executive officers in 1996 or 1997. During the fiscal year ended May 31, 1998, stock options were granted to Mr. Ramsey under the 1995 Stock Option Plan.

Chief Executive Officer Compensation

         No statistical criteria were used to establish the compensation of Mr. Gallup, but rather his base salary, stock options and portion of the bonus pool, if any, were subjectively determined taking into account he was one of the founders of the Company, has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since 1982, and has worked in the blood banking business for over 34 years. The Compensation Committee believes the salary paid and the options granted to Mr. Gallup will help align his interests with those of the Company and its shareholders. No bonus was earned by, or options granted to, Mr.
Gallup in 1997 or 1998.

Section 162(m) of the Internal Revenue Code

         Section 162(m) of the Internal Revenue Code limits, with certain exceptions, the Company's corporate tax deduction for compensation paid to certain officers of the Company to no more than $1,000,000 per executive per year. Given the current level of compensation paid to the executive officers of the Company, the Company has not needed to address Section 162(m).

         Compensation Committee Members         Stock Option Committee Members
              Daniel T. McKeithan                   Edward L. Gallup
              Didier L. Lanson                      Ralph A. Eatz
              G. Bruce Papesh                       Joseph E. Rosen
                                                    Dennis M. Smith, Jr., MD

Performance Graph

         The following performance graph compares the cumulative total shareholder return on an investment of $100 in the Common Stock of the Company for the last five fiscal years with the total return of the S & P 500 and a Peer Group Index for the Company's last five fiscal years. There is only one other public company engaged in the blood bank reagent business that is not a division of a larger publicly-held company. For this reason the Peer Group Index is Gamma Biologicals, Inc.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS*


                               STARTING
                                 BASIS
DESCRIPTION                      1993             1994             1995              1996             1997             1998

IMMUCOR INC (%)                                   -16.67            82.50             32.88           -26.80            -2.82
IMMUCOR INC ($)                 $100.00           $83.33          $152.08           $202.08          $147.92          $143.75

S & P 500 (%)                                       4.26            20.19             28.44            29.41            30.68
S & P 500 ($)                   $100.00          $104.26          $125.31           $160.94          $208.28          $272.19

PEER GROUP ONLY (%)                                98.11           -31.89             -4.80             2.84            12.78
PEER GROUP ONLY ($)             $100.00          $198.11          $134.92           $128.45          $132.11          $148.99

PEERS + YOUR COMPANY (%)                           12.95            31.40             24.39           -21.96             0.49
PEERS + YOUR COMPANY ($)        $100.00          $112.95          $148.42           $184.62          $144.08          $144.78

               ASSUMES INITIAL INVESTMENT OF $100 ON JUNE 1, 1993
                 *TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
               NOTE: TOTAL RETURNS BASED ON MARKET CAPITALIZATION

Compensation of Directors


         Members of the Board of Directors, who are not also executive officers of the Company, receive $500 per meeting and are reimbursed for all travel expenses to and from meetings of the Board. In addition, the Company provides each of the non-employee directors a grant of an option to purchase shares of the Company's Common Stock upon their election as a director at the stock's then current fair market value, and at the direction of the Board, they may receive additional options. The amount of shares subject to the option is determined at the time of the grant. Messrs. McKeithan and Lanson hold 13,750 options each and Messrs. Papesh, Rosen and Dr. Smith hold 10,000 options each to purchase shares of the Company's Common Stock.


Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 and regulations of the Securities and Exchange Commission thereunder require the Company's executive officers and directors and persons who own more than ten percent of the Company's Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and persons owning more than ten percent of the Company's Common Stock are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations that no other reports were required for those persons, the Company believes that, during the fiscal year ended May 31, 1998, all filing requirements applicable to its executive officers, directors and owners of more than ten percent of the Company's Common Stock were complied with.

Certain Relationships and Related Transactions.

         The Company's German subsidiary, Immucor Mediziniche Diagnostik GmbH ("Immucor GmbH"), leases approximately 1,566 square meters of space from a corporation of which Josef Wilms' son is a majority stakeholder. Josef Wilms was formerly the President of Immucor GmbH and a director of the Company. Rental payments for the 1998 fiscal year totaled $184,500, and the lease term extends through April 2009.

     In fiscal 1997, Mr. Josef Wilms, the former president of the Company's German subsidiary, Immucor GmbH, borrowed, prior to his resignation, $300,000 from the Company at 6% interest, secured by his warrants to purchase 143,750 shares of the Company's Common Stock. At May 31, 1998 the amount outstanding under the loan was $167,000, and at July 14, 1998 the loan including accrued interest was fully paid.

     In July 1997, management of the Company discovered that Mr. Wilms had caused Immucor GmbH to make unauthorized loans to him since 1994. The amounts advanced were documented in the records of Immucor GmbH, including interest rates ranging from 7.75% to 9.5%, and were generally paid down by the end of each accounting period, but were not disclosed to the Company's management. The largest aggregate amounts outstanding under the Immucor GmbH loans were $29,600 in fiscal 1994, $290,000 in fiscal 1995, $669,000 in fiscal 1996 and $1,311,000 in fiscal 1997. At May 31, 1997, the outstanding amount under the Immucor GmbH loan was approximately $1,300,000, and at May 31, 1998 the aggregate amount under the loan was approximately $528,000.

     The Company believes it has adequate collateral to extinguish the remaining debt and, with Mr. Wilm's assistance, is arranging for the liquidation of this collateral.

     In July 1997, Mr. Wilms resigned as a director of the Company and as an employee of Immucor GmbH, but remained a managing director of Immucor GmbH, with limited authority, through December 31, 1997. Mr. Wilms remained as a consultant to the Company through December 31, 1997 on European sales and marketing matters. For these consulting services Mr. Wilms was paid approximately $75,000.

     Mr. Wilms has had no continuing employment or consulting relationship with Immucor, Inc. or Immucor GmbH since December 31, 1997.

     Mr. Wilms and his family granted liens on certain property owned by them to collateralize the loans from the Company. Since May 31, 1998, the Company arranged the sale of some of the collateral bringing the aggregate amount payable to the Company by Mr. Wilms to approximately $137,000 as of August 31, 1998.

                   PROPOSAL TO APPROVE THE IMMUCOR, INC. 1998
                                STOCK OPTION PLAN


Introduction

         The Company is seeking shareholder approval of the Company's 1998 Stock Option Plan (the "Plan").

         The purpose of the Plan is to secure for the Company and its shareholders the benefits arising from capital stock ownership by those who will contribute to its future growth and continued success.

Description of Plan

         Common Stock Subject to the Plan. 1,000,000 shares of the Company's Common Stock have been reserved for use upon the exercise of Options granted from time to time under the Plan. That number would be adjusted in the event of any change in the outstanding shares of Common Stock by reason of any stock dividend, stock split or similar corporate change involving the Common Stock. On October 2, 1998, that last sale price for the Common Stock was $9.50 per share. As of the date of this Proxy Statement, no options have been granted under the Plan.

         Administration of the Plan. The Stock Option Committee of the Board of Directors manages the Plan. The Committee is subject to the Board of Directors of the Company, and the Board of Directors may exercise all the powers of the Committee, subject to applicable law.

         Participation.   The  Committee  will  determine  which  employees  and
directors of the Company will be granted options (the "Participants"), the number of shares of Common Stock to be covered by those options, the terms and conditions of each option and any voting and transfer restrictions on the Common Stock issued upon exercise of each option.

         Terms of Options. On the date of grant, the Committee will determine the option exercise price, the vesting schedule and the expiration date for each option. The Committee may, in its discretion, accelerate the exercisability of any option at any time and for any reason. Upon exercise, Participants must pay for the underlying shares of Common Stock in cash or by tendering shares of Common Stock owned by the Participant, and the Committee also has discretion to accept a promissory note of the Participant instead. Options under the Plan are not transferable except under state laws governing estates upon a Participant's death.

         Termination of Employment. The Committee has the authority to determine the rights of employees upon termination concerning their options, and may provide for immediate or deferred termination of an option, and acceleration of vesting.

         Amendment of Plan. The Board of Directors of the Company may at any time amend, suspend or terminate the Plan. Unless expressly authorized in the Plan, no amendment, suspension or termination of the Plan may adversely affect any option previously granted under the Plan without the consent of the Participant affected.

         Federal Tax Consequences of Options. Under current federal income tax laws, generally the grant of a non-qualified stock option does not result in any income to the Participant for federal income tax purposes, or any deduction for the Company. At the time of exercise, however, the Participant generally will recognize ordinary income to the extent that the fair market value of the shares received exceeds the option exercise price, and the Company may take a corresponding deduction. Upon a sale of the shares, the Participant will recognize long-term capital gain if the shares have been held for the required holding period. The amount of the long-term capital gain will be the sale price less the fair market value of the shares on the exercise date.

         If the option is an incentive stock option, no income will be recognized for federal income tax purposes at the time of grant or exercise, and the Company will not receive any corresponding deduction. The optionee will be subject to federal income tax when the optionee sells the shares acquired upon the exercise of the incentive stock option. Upon a sale of the shares, the Participant will recognize long-term capital gain if the shares have been held for the required holding periods. The amount of the long-term capital gain will be the sale price less the option exercise price. The Company will not be entitled to a federal income tax deduction as to any amount taxed as long-term capital gain in connection with the sale of shares acquired upon the exercise of an incentive stock option.

         The Plan is not qualified under Section 401(a) of the Internal Revenue Code. In addition, the Plan generally is not subject to the Employee Retirement Income Security Act of 1974.

Required Vote; Recommendation

         Approval of the Plan requires a majority of the total votes cast in person or by proxy. Abstentions and broker nonvotes will have no effect on the vote.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PLAN AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.





                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         Ernst & Young LLP, Atlanta, Georgia, acted as the Company's independent certified public accountants for the fiscal year ended May 31, 1998.

         Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

         The Company has not yet selected anyone to act as the Company's independent certified public accountants for its fiscal year ending May 31, 1999. The Board makes such a selection annually at an Audit Committee meeting at the end of the calendar year.


                                  MISCELLANEOUS

         The expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of the Company's Common Stock, and normal handling charges may be paid for such forwarding service. In addition to solicitations by mail, directors and regular employees of the Company may solicit Proxies in person or by telephone, telegraph or otherwise.

         The Company will furnish without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended May 31, 1998, including financial statements and schedules thereto, to any record or beneficial owner of its Common Stock as of October 2, 1998, who requests a copy of such report. Any request for the Form 10-K should be in writing addressed to: Steven C. Ramsey, Vice President - Chief Financial Officer and Secretary, Immucor, Inc., 3130 Gateway Drive, PO Box 5625, Norcross, GA 30091-5625. If the person requesting the Form 10-K was not a shareholder of record on October 2, 1998, the request must include a representation that such person was a beneficial owner of Common Stock of the Company on that date. A copy of any exhibits to the Form 10-K will be furnished on request and upon the payment of the Company's expenses in furnishing such exhibits.

                              SHAREHOLDER PROPOSALS

         Proposals of shareholders intended to be presented at the Company's 1999 annual meeting must be received by the Company no later than June 11, 1999, in order to be considered for inclusion in the Company's Proxy Statement and form of Proxy for that meeting. If a proposal intended to be presented by a shareholder at the 1999 annual meeting, for which the shareholder does not seek inclusion in the Company's Proxy Statement and form of Proxy for that meeting, is not received by the Company by August 25, 1999, then the management proxies appointed in the enclosed Proxy will be allowed to use their discretionary voting authority with respect to the proposal.

                 OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

         The Board of Directors knows of no matters other than those stated above which are to be brought before the Meeting. However, if any other matter should be presented for consideration and voting, it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment on such matter.

                                    By Order of the Board of Directors



                                    STEVEN C. RAMSEY
                                    Secretary

October 12, 1998